Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Leslie Cummings, Vice President of Finance and Treasurer
Knape & Vogt Manufacturing Company (616) 459-3311, Ext. 225
or
Jeff Lambert (616) 233-0500
Lambert, Edwards & Associates, Inc. (mail@lambert-edwards.com)

Knape & Vogt Reports Improved Fiscal 2005 Results

GRAND RAPIDS, Michigan, August 11, 2005 – Knape & Vogt Manufacturing Co. (Nasdaq: KNAP) today announced results for the fourth quarter and fiscal year ended July 2, 2005. Consolidated net sales were $157.4 million for fiscal 2005, and after adjusting for the 53rd sales week recorded in fiscal 2004, this represented sales growth of 7.8%.

The Grand Rapids, Mich.-based manufacturer and distributor of drawer slides, shelving, storage and ergonomic office products reported that net sales grew 6.6% in the fourth quarter of fiscal 2005 after adjusting for the extra week of sales in the same period of the prior year. Net sales were $41.3 million for the fourth quarter of fiscal 2005, compared with net sales of $41.8 million during the same period a year ago. The prior year fourth quarter included 14 weeks of sales versus only 13 weeks in fiscal 2005 adding approximately $3.0 million in net sales to both the 2004 fourth quarter and the fiscal year. New products and product enhancements were the primary drivers of the sales growth.

“During the fourth quarter, we participated in two of our largest trade shows of the year, the Kitchen and Bath Show in Las Vegas and the NeoCon office furniture show in Chicago,” said Bill Dutmers, chairman and CEO. “We introduced a number of new products or product enhancements; including the Plasma lift, additions to the Virtu™ line of closet storage accessories, the Proxi™ line of organization tools and the improved height adjustable table line. The opening of our new idea@WORK showroom highlighted our Neocon show. This permanent showroom in the Merchandise Mart provides the ideal venue for us to display prototype designs and our comprehensive ergonomic office product line.”

“In addition to our investments in product development, we are moving forward with our initiatives to make it easier to do business with KV. In the fourth quarter, we implemented a new interactive software application that allows our customer service personnel to communicate directly and in real time with customers viewing our website. This software will allow a customer visiting our website to initiate contact with and talk live to a KV customer service representative. Then, if desired, the representative can take over the customer’s curser and help them navigate through the website.”

For the fourth quarter ended July 2, 2005, KV reported net income of $1.5 million, or $0.34 per diluted share, compared with $1.5 million, or $0.33 per diluted share, during the same period in fiscal 2004. The 2005 results included restructuring charges of approximately $288,000 pre-tax, or $0.04 per diluted share after-tax, related to the previously announced relocation of KV’s Muncie wire operations.

“We completed the relocation of the wire processing operations to our Grand Rapids facility in June 2005,” stated Dutmers. “Now we are focusing our efforts on identifying ways to lower the manufacturing costs of these products. We believe that there are many opportunities for improvement and with the operations now in Grand Rapids, we can fully utilize our engineering expertise and kaizen process improvement teams.”

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Knape & Vogt, page 2 of 2

For fiscal 2005, KV reported a 7.8 percent increase in net sales after adjusting for the extra sales week in fiscal 2004. Fiscal 2005 net sales were $157.4 million, compared with net sales of $148.9 million in the prior year. New products and product extensions accounted for $31.1 million in sales for fiscal 2005, compared with $24.7 million in the prior year, allowing KV to post solid growth in its Office Products Original Equipment Manufacturer and Distribution and Other markets. KV recorded net income of $3.1 million, or $0.68 per diluted share, in fiscal 2005, compared to $3.7 million, or $0.83 per diluted share, in fiscal 2004. Fiscal 2005 included a pre-tax impairment/restructuring charge of $2.3 million, or $0.32 per diluted share after-tax, which was partially offset by the tax benefit of $594,000 or $0.13 per diluted share related to the expiration of certain statutory tax periods and prior year research and development credit claims recorded in the third quarter. Excluding these unusual items, KV would have posted improved net income results for fiscal 2005.

“Our focus remains on innovation and customer service,” concluded Dutmers. “We understand that proactively bringing new product concepts, along with value added services to the markets we serve is critical to our success. Further, we constantly challenge ourselves to provide these items at competitive prices. We believe that our investments in these key areas are reflected in our results for fiscal 2005 and will allow us to achieve our goals for fiscal 2006 and beyond.”

About Knape & Vogt
Knape & Vogt Manufacturing Co. brings more than a century of experience to the design, manufacture and distribution of kitchen and bath storage solutions and office products for original equipment manufacturers, specialty distributors, office furniture dealers, hardware chains and major home centers throughout the country. Additional information on KV’s product lines is available on www.kv.com.

Cautionary Statement: This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe,” “anticipates,” “think,” “intend,” “optimistic,” “forecast,” “looking forward,” “expect,” “potential” and similar expressions identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future improvements in net sales, margins and profitability. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended
	Fiscal Year Ended		(Unaudited)
	July 2, 2005 (52 weeks)	July 3, 2004 (53 weeks)	July 2, 2005 (13 weeks)	July 3, 2004 (14 weeks)

Net sales	$157,365,965	$148,940,674	$41,327,621	$41,750,802

Cost of sales	127,247,898	118,212,331	32,710,415	33,182,764

Gross profit	30,118,067	30,728,343	8,617,206	8,568,038

Selling, general and administrative expenses	22,351,696	23,568,741	5,547,058	6,130,672

Impairment and restructure	2,270,021	-	287,547	-

Operating income	5,496,350	7,159,602	2,782,601	2,437,366

Interest and other expenses, net	1,449,949	1,634,404	358,872	418,361

Income before income taxes	4,046,401	5,525,198	2,423,729	2,019,005

Income taxes	966,129	1,790,267	902,765	534,194

Net income	$3,080,272	$3,734,931	$1,520,964	$1,484,811

Earnings per common share - basic and diluted:
Weighted average shares outstanding	4,514,243	4,516,245	4,510,505	4,516,349

Net income per share	$0.68	$0.83	$0.34	$0.33

Cash dividend - Common stock	$0.66	$0.66	$0.165	$0.165

Cash dividend - Class B common stock	$0.60	$0.60	$0.15	$0.15

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Balance Sheets

	July 2, 2005	July 3, 2004

Assets

Current Assets:
Cash and equivalents	$6,349,702	$5,278,869
Accounts receivable, net	19,944,781	19,959,442
Inventories	24,362,073	23,955,271
Assets held for sale	1,281,213	-
Prepaid expenses and other current assets	934,711	950,911

Total current assets	52,872,480	50,144,493

Property, plant and equipment, net	22,120,924	28,683,714

Other assets	17,395,234	17,423,119

	$92,388,638	$96,251,326

Liabilities and Equity

Current liabilities	$21,633,059	$22,805,708

Long-term debt and capital leases	22,524,129	24,538,864

Deferred income taxes & other long-term liabilities	10,123,573	12,082,536

Stockholders' equity	38,107,877	36,824,218

	$92,388,638	$96,251,326

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	July 2, 2005	July 3, 2004

From Operating Activities:
Net income	$3,080,272	$3,734,931
Depreciation and amortization	5,969,522	6,400,358
Change in retirement plan cost	286,446	390,845
Deferred income taxes	(1,498,627)	(370,106)
Impairment loss	1,778,447	-
Gain on disposal of fixed assets	(9,111)	1,450
Changes in operating assets & liabilities	(1,499,786)	(5,290,913)
Other, net	12,526	42,098

Net cash provided by operating activities	8,119,689	4,908,664

From Investing Activities:
Additions to property, plant & equipment net	(2,416,547)	(1,199,398)
Proceeds from sales of property, plant & equipment	15,453	53,975
Other, net	(47,351)	(28,114)

Net cash used for investing activities	(2,448,445)	(1,173,537)

From Financing Activities:
Cash dividends paid	(2,853,767)	(2,849,192)
Net change in long-term debt/capital leases	(2,014,735)	486,259

Net cash used for financing activities	(4,868,502)	(2,362,933)

Effect of Exchange Rates on Cash	268,091	60,062

Net increase in cash and equivalents	$1,070,833	$1,432,256